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Exhibit a(1)(v)

Offer to Purchase for Cash
by
UTStarcom Holdings Corp.
of
Up to 25,000,000 of its Ordinary Shares
At a Purchase Price of $1.20 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON THURSDAY, JANUARY 3, 2013, UNLESS THE OFFER IS
EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED,
THE "EXPIRATION DATE").

November 30, 2012

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated November 30, 2012 (the "Offer to Purchase") and related Letter of Transmittal (the "Letter of Transmittal" and together with the Offer to Purchase, as each may be amended or supplemented from time to time, the "Offer") in connection with the offer by UTStarcom Holdings Corp., an exempted company incorporated under the laws of the Cayman Islands ("UTStarcom"), to purchase for cash up to 25,000,000 of its ordinary shares, $0.00125 par value per share (the "Shares"), at a price of $1.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

        All Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased upon the terms and subject to the conditions of the Offer, including the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. UTStarcom reserves the right, in its sole discretion, to change the per Share purchase price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law.

        UTStarcom reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

        Upon the terms and subject to the conditions of the Offer, if more than 25,000,000 Shares (or such greater number of Shares as UTStarcom may elect to purchase, subject to applicable laws) have been validly tendered, and not properly withdrawn before the Expiration Date, UTStarcom will accept the Shares to be purchased in the following order of priority: (i) from all holders of "odd lots" of less than 100 Shares who properly tender all their Shares and do not properly withdraw them before the Expiration Date (partial tenders will not qualify for this preference); (ii) from all other shareholders who properly tender Shares, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares; and (iii) only if necessary to permit UTStarcom to purchase 25,000,000 Shares (or such greater number of Shares as UTStarcom may elect to purchase, subject to applicable law), from holders who have tendered Shares subject to the condition that a specified minimum number of the holder's Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that UTStarcom will not purchase all of the Shares that you tender. Shares not purchased because of proration provisions will be returned to the tendering shareholders at UTStarcom's expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

        UTStarcom's directors and executive officers have advised UTStarcom that they do not intend to tender their Shares in the Offer. See Section 11 of the Offer to Purchase.

        We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

        Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

        Please note the following:

          1.     You may tender your Shares at $1.20 per Share, as indicated in the attached Instruction Form, net to you in cash, less applicable withholding taxes and without interest. The Shares are listed and traded on the NASDAQ Stock Market under the symbol "UTSI." Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

          2.     You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

          3.     The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on Thursday, January 3, 2013, unless UTStarcom extends the Offer.

          4.     UTStarcom intends to purchase up to 25,000,000 Shares in the Offer or such lessor number of Shares as are properly tendered and not properly withdrawn. If UTStarcom purchases 25,000,000 Shares in the Offer, it would purchase approximately 17.4% of the Shares issued and outstanding as of November 21, 2012.

          5.     Tendering shareholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to UTStarcom or to the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on UTStarcom's purchase of Shares under the Offer.

          6.     If you are an odd lot holder and you instruct us to tender on your behalf all such Shares at or below the purchase price before the Expiration Date and check the box captioned "Odd Lots" on the attached Instruction Form, UTStarcom will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered and not properly withdrawn.

          7.     If you wish to condition your tender upon the purchase of all Shares tendered or upon UTStarcom's purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. If necessary to permit UTStarcom to purchase 25,000,000 Shares (or such greater number of Shares as UTStarcom may elect to purchase, subject to applicable law), UTStarcom's purchase of Shares from tenders that are so conditioned and for which the condition is not initially satisfied will be determined by random lot, to the extent feasible. To elect such a condition complete the box entitled "Conditional Tender" in the attached Instruction Form.

        YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 3, 2013, UNLESS THE OFFER IS EXTENDED.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

        The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares of UTStarcom. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of UTStarcom residing in any United States jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

 INSTRUCTION FORM

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 30, 2012 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal" and together with the Offer to Purchase, as each may be amended and supplemented from time to time, the "Offer") in connection with the offer by UTStarcom Holdings Corp., an exempted company incorporated under the laws of the Cayman Islands ("UTStarcom") to purchase up to 25,000,000 of its ordinary shares, par value $0.00125 per share (the "Shares") at a purchase price of $1.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

        The undersigned hereby instruct(s) you to tender to UTStarcom the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

        AGGREGATE NUMBER OF SHARES TO BE TENDERED BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED:                      SHARES.

 ODD LOTS
(See Instruction 13 to the Letter of Transmittal)

        To be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth on the signature page hereto, and who continues to own, beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 Shares.

        The undersigned either (check one box):

  ☐
  is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

  ☐
  is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares and is tendering all of the Shares beneficially owned by each such person.

CONDITIONAL TENDER
(See Instruction 12 to the Letter of Transmittal)

        A shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder's Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least that minimum number of Shares indicated below is purchased by UTStarcom pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering shareholder's responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and UTStarcom urges shareholders to consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

  ☐
  The minimum number of Shares that must be purchased, if any are purchased, is:                          Shares.

        If, because of proration, the minimum number of Shares designated will not be purchased, UTStarcom may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares and checked this box:

  ☐
  The tendered Shares represent all Shares held by the undersigned.

        The method of delivery of this document, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        UTStarcom's board of directors has approved the Offer. However, neither UTStarcom, nor any member of its board of directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to shareholders as to whether they should tender or refrain from tendering their Shares. Neither UTStarcom, nor any member of its board of directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Shareholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender.

 SIGNATURE

Signature(s):

Name(s):

(PLEASE PRINT)

Taxpayer Identification or Social Security Number:

Address(es):

(INCLUDING ZIP CODE)

Phone Number (including Area Code):

Date:

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  Exhibit a(1)(v)
Offer to Purchase for Cash by UTStarcom Holdings Corp. of Up to 25,000,000 of its Ordinary Shares At a Purchase Price of $1.20 per Share
INSTRUCTION FORM
ODD LOTS (See Instruction 13 to the Letter of Transmittal)
CONDITIONAL TENDER (See Instruction 12 to the Letter of Transmittal)
SIGNATURE